EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of Performance Capital Management, LLC:

We consent to the use in the foregoing report on Form 8-K dated February 4, 2002, of the Performance Capital Management, LLC audited Balance Sheet as of February 4, 2002 and the accompanying notes thereto.

We have also reviewed Item 4 in the foregoing report on Form 8-K dated February 4, 2002 and consent to the reference to us under Item 4 and do not disagree with the statements made under that Item 4 as they pertain to us.


/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

City of Industry, California
March 31, 2003